Exhibit 10.34
                                  AMENDMENT TO
                              THE CARNIVAL CORPORATION
                      "FUN SHIPsm" NONQUALIFIED SAVINGS PLAN


     The Carnival Corporation "Fun Shipsm" Nonqualified Savings Plan (the "Plan") is hereby amended, effective January 1, 2001, as follows unless otherwise indicated:

Section 3.1 is amended to read as follows:

3.1 Determination of Eligible Employee Status: The Retirement Committee or delegate will determine which Employees are Eligible Employees. An Employee who is determined to be an Eligible Employee shall thereafter become a Participant in accordance with Section 3.2.

Section 3.2 is amended to read as follows:

3.2 Commencement of Participation: Each Eligible Employee shall be provided an opportunity to designate the percentage of his Compensation to be deferred under Section 4.1 and to irrevocably designate the percentage or dollar amount of his annual Bonus to be deferred under Section 4.4 ("Bonus Deferral"). Any such Eligible Employee who makes such a designation shall become a Participant on the first day of the payroll period that coincides with or immediately follows the first day of the calendar quarter subsequent to the Retirement Committee's determination of Eligible Employee status under Section 3.1, provided the Eligible Employee is employed as of such date. Effective January 1, 2001, any such Eligible Employee who makes such a designation shall become a Participant on the first day of the payroll period coincident with or immediately subsequent to the Retirement Committee's determination of Eligible Employee status under Section 3.1, provided the Eligible Employee is employed as of such date. Any such designation must be made in the manner authorized by the Retirement Committee and must be accompanied by:

     (a) an authorization for the Eligible Employee's Employer to make regular payroll deductions to cover the amount of such deferrals elected pursuant to Section 4.1;

     (b) an irrevocable authorization to defer receipt of a percentage or a dollar amount of future Bonus amounts as elected under Section 4.4.

     (c) an investment election with respect to any Employee Deferral Contributions, Bonus Deferrals, Matching Contributions or vested Profit-Sharing Contributions under Section 6.3;

     (d)   a designation of Beneficiary; and

     (e) a designation as to the form and timing of the distribution of the vested portion of his Participant Account.

Notwithstanding the foregoing, an Eligible Employee's failure to designate a contribution percentage or a bonus deferral percentage or bonus deferral amount under the first sentence of this Section 4.2 shall not affect his status as a Participant for purposes of an allocation of a Profit-Sharing Contribution in accordance with the requirements of Section 5.3. However, such an Eligible Employee must make a designation under subsection (c), (d) and (e) above as a condition of becoming a Participant for purposes of
Section 5.3 and Article 7.

Further, notwithstanding the foregoing, in advance of the December 1 preceding each Plan Year, the Committee shall designate those Employees who are, or are expected to be, participants in The Carnival Corporation "Fun ShipSM" Savings Plan for such Plan Year and who shall be an Eligible Employee under this Plan solely for purposes of making Bonus Deferrals pursuant to
Section 4.4. Any such Eligible Employee shall not be eligible to authorize Employee Deferral Contributions pursuant to Section 4.1 for such Plan Year and shall not be eligible to receive an allocation of any Profit-Sharing Contribution under Section 5.3 for such Plan Year.

Section 4.2 is amended to read as follows:

4.2 Changes in Contributions: Effective January 1, 2001, a Participant may change his contribution percentage election under Section 4.1 at any time by applying to make such change in the manner prescribed by the Committee. Any change in contribution percentage election under this
Section 4.2 shall become effective as of the first day of the payroll period coincident with or immediately following the date the Participant applies to make such change.


Section 6.3 is amended to read as follows:

6.3 Establishment of Investment Funds: The Retirement Committee will establish one or more Investment Funds (such as those described in Appendix A) which will be maintained for the purpose of determining the investment return to be credited to each Participant's Account. The Retirement Committee may change the number, identity or composition of the Investment Funds from time to time. Each Participant will indicate the Investment Funds based on which amounts allocated in accordance with Articles 4 and 5 are to be adjusted. Each Participant's Account will be increased or decreased by the net amount of investment earnings or losses that it would have achieved had it actually been invested in the deemed investments. The Company is not required to purchase or hold any of the deemed investments. Investment Fund elections must be made in a minimum of 1% increments and at such times and in such manner as the Retirement Committee will specify. An active or inactive Participant periodically may change his election as to his deemed investments with respect to Employee Deferral Contributions, Bonus Deferrals, Matching Contributions or Profit-Sharing Contributions in such manner as the Retirement Committee may specify (effective October 1, 2000, including telephonic or electronic notice). If a Participant fails to make an Investment Fund election, the amount in the Participant's Account will be deemed to have been invested in a money market fund or any other fund as determined by the Retirement Committee.